REPORT OF CERTIFIED PUBLIC ACCOUNTANTS



To the Shareholders and
Board of Trustees of
The California Muni Fund

In planning and performing our audit of the financial statements of The California Muni Fund for the year ended December 31, 1998, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of The California Muni Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.

We noted the following matter involving internal control and its operation that we consider to be a material weakness as defined above. The condition was considered in determining the nature, timing and extent of the procedures to be performed in our audit of the financial statements of the Fund for the year ended December 31, 1998, and this report does not affect our report thereon dated February 26, 1999 (except for the last two paragraphs of note 9 as to which the date is March 31, 1999). Critical accounting routines were not adequate to properly accrete discount on a zero coupon bond.

This report is intended solely for the information and use of management, the Board of Trustees of The California Muni Fund, and the Securities and Exchange Commission.

                                       McGladrey & Pullen, LLP

New York, New York
February 26, 1999